Exhibit 4.107

Maximum Mortgage Contract

Contract No.: GONGGAODIZIDI2014061805

Mortgagor: Ganglian Finance Leasing Co., Ltd

Mortgagee : China Minsheng Bank Shijiazhuang Branch

Signing Date : June 19, 2014

Mortgage Definition : To ensure multiple loans Party B (Mortgagee) has lent to Ganglian Finance Leasing Co., Ltd., Party A (Mortgagor) is willing to provide the Maximum Mortgage Guarantee hereunder for Party B.

Maximum Amount: RMB100, 000,000

Mortgage Term : June 19, 2014 to June 18, 2015

 Collateral: The assets Party A mortgages to Party B as Collateral are listed in Maximum Mortgage Contract (No. GONGGAODIZIDI2014061805). The appraised value of the Collateral is RMB 203,606,500.